PROSPECTUS SUPPLEMENT                              REGISTRATION NO.  333-36490
(To Prospectus dated October 25, 2004)             Filed Pursuant Rule 424(b)(3)




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                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company(1)                 Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     American Electric Power Company, Inc.                AEP            14            NYSE
     Centerpoint Energy, Inc.                             CNP            13            NYSE
     Consolidated Edison, Inc.                             ED             9            NYSE
     Dominion Resources, Inc.                              D             11            NYSE
     Duke Energy Corporation                              DUK            30            NYSE
     Dynegy, Inc.                                         DYN            12            NYSE
     Edison International                                 EIX            15            NYSE
     El Paso Corporation                                   EP            10            NYSE
     Entergy Corporation                                  ETR            10            NYSE
     Exelon Corporation                                   EXC            30            NYSE
     FirstEnergy Corporation                               FE            10            NYSE
     FPL Group, Inc.                                      FPL            16            NYSE
     PG&E Corporation                                     PCG            17            NYSE
     Progress Energy, Inc.                                PGN             7            NYSE
     Public Service Enterprise Group Incorporated         PEG            10            NYSE
     Reliant Resources, Inc.                              RRI         10.251839        NYSE
     The Southern Company                                  SO            29            NYSE
     Texas Utilities Company                              TXU            12            NYSE
     The Williams Companies, Inc.                         WMB            20            NYSE

-------------------

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

         The date of this prospectus supplement is September 30, 2005.